Exhibit 99.1

Oncorus Announces Workforce Reduction Plan

Andover, Mass., June 1, 2023 – Oncorus, Inc. (Nasdaq: ONCR), an RNA medicines company focused on developing intravenously administered, self-amplifying RNA to transform outcomes for cancer patients, today announced that, in response to challenges associated with raising additional capital and pursuing strategic alternatives to secure additional funding, including current market conditions, the Company’s board of directors has approved a workforce reduction of approximately 55 employees, representing substantially all of Oncorus’ workforce, which is expected to be completed by August 2023.

Theodore (Ted) Ashburn, M.D., Ph.D. (Chief Executive Officer), Stephen W. Harbin (Chief Operating Officer and Chief of Staff), and John M. Goldberg, M.D. (Chief Medical Officer) will be departing the Company as part of the workforce reduction, with such transition date expected to be no later than June 30, 2023. Dr. Ashburn will remain on the Company’s board of directors. Alexander Nolte (interim Chief Financial Officer) will remain with the Company.

Despite cost-savings measures associated with the workforce reduction, the Company anticipates that its existing cash and projected cash flows will not be sufficient to meet its working capital and operational needs beyond the third quarter of 2023. The Company cannot currently provide any assurance that it will be able to secure sufficient liquidity to fund its operations beyond that date.

The Company continues to assess all available strategic options to maximize value for all of its stakeholders, including, but not limited to, an acquisition, merger, reverse merger, divestiture of assets, licensing, or other strategic transactions. However, there is no set timetable for this process and there can be no assurance that this process will result in the Company pursuing a transaction or that any transaction, if pursued, will be completed on attractive terms. If the Company is unable to complete a transaction, it will be required to seek bankruptcy protection or other alternatives for restructuring and resolving its liabilities, including an orderly winddown.

About Oncorus

Oncorus is focused on driving innovation in RNA medicines by developing next-generation immunotherapies to stimulate the immune system and transform outcomes for cancer patients. The company’s self-amplifying RNA immunotherapy platform improves upon key characteristics of this therapeutic class to enhance systemic activity. ONCR-021, its lead product candidate, is an IV-administered RNA encoding an optimized Coxsackievirus 21A (CVA21) genome, encapsulated within an LNP, which is being developed for non-small cell lung and other cancers.

Please visit www.oncorus.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Oncorus’ expectations regarding the completion of its workforce reduction plan; Oncorus’ review and evaluation of potential strategic alternatives and their impact on stockholder value; the process by which Oncorus engages in evaluation of strategic alternatives and assessment of maximizing value for all stakeholders; Oncorus’ ability to identify potential merger or acquisition partners; Oncorus’ ability to raise capital to continue as a going concern; the terms, timing, structure, benefits and costs of any strategic transaction and whether one will be consummated at all; the Company’s belief that its cash runway will not be sufficient to fund its working capital needs beyond the third quarter of 2023; and Oncorus’ need to pursue bankruptcy protection or other options available under applicable insolvency laws. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the adequacy of Oncorus’ existing capital resources and availability of financing on commercially reasonable terms; the accuracy of the Oncorus’ estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and Oncorus’ ability to obtain, maintain and protect its intellectual property. These and other risks and uncertainties are described in greater detail in our risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to, Oncorus’ Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 24, 2023 and other subsequent filings with the SEC. These documents are available under the “SEC filings” page of the Investors section of Oncorus’ website at http://investors.oncorus.com. Any forward-looking statements represent Oncorus’ views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Oncorus explicitly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor Contact:

IR@Oncorus.com